(Page 13 of 15 Pages)
Exhibit 3
Signature Page to Registration Rights Agreement
IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

TIB FINANCIAL CORP.

By:	/s/ Edward V. Lett

Edward V. Lett
President and Chief Executive Officer

PURCHASERS:

/s/ Scott F. Lutgert

/s/ Simone Lutgert

/s/ Premier Insurance

/s/ Kimberly Lutgert

/s/ Kurt Lutgert

/s/ Kristin Lutgert

/s/ Howard B. Gutman and Rachel A. Gutman, JTWROS

/s/ Huntley H. Hornbeck II and Patricia A. Hornbeck, JTWROS

/s/ Stephen J. Benza and Carla L. Benza, JTWROS

/s/ Marc Williams

/s/ Richard J. Baker

/s/ David M. Crowley

/s/ Thomas A. Bringardner

/s/ Michael T. Hoyt

/s/ Dougall McCorkle

/s/ Elliot Levine

(Page 14 of 15 Pages)

/s/ Paul J. Marinelli and Joan C. Marinelli, JTWROS

BCF Investments, Ltd.

By Barron Collier Corporation, General Partner

By:	/s/ Paul J. Marinelli

Paul J. Marinelli, President & CEO